Exhibit 10.2

June 26, 2008

CONFIDENTIAL

Dear Tamara:

Favrille, Inc. (the “Company”) values the contributions that you have made to date, and we feel that you are a vital part of the team charged with winding down the Company.

The Company wishes to retain your services and to incentivize you to continue as an employee for as long as the Company currently anticipates that it will need your services.  We recognize that such continued service is likely to result in you delaying and/or foregoing other employment opportunities.  Accordingly, if you remain employed with the Company through September 5, 2008, the Company will pay you a retention bonus in the form of an enhancement of your base salary by fifty percent (50%) from June 7, 2008 through September 5, 2008.  The bonus will be advanced to you on the Company’s standard payroll dates, beginning June 30, 2008.  In the event that you voluntarily leave the employment of the Company prior to September 5, 2008, the bonus amounts previously advanced to you will be deducted from your final paycheck (provided that the amount so deducted shall not cause your wage for the pay period in question to be reduced below the minimum wage required by law), and by your signature below you expressly authorize the Company to make such a deduction from your final pay.  In the event that the Company elects to terminate your employment (other than for misconduct) prior to September 5, 2008 you will receive the full retention bonus, calculated through September 5, 2008, in your final pay.  This retention bonus is in addition to any other form or amount of compensation that you are eligible to receive pursuant to any other arrangement with the Company.

This payment will be contingent upon the following:

•                  Continued employment with the Company through September 5, 2008; and

•                  That you have not received any type of disciplinary action or warning or committed any act of misconduct in connection with your employment.

This agreement does not change the nature of your employment or alter the other terms of your employment agreement with the Company as set forth in the Employment Agreement dated January 6, 2005, between you and the Company.  You will continue to be bound by the Company’s policies.  This agreement constitutes the full and complete expression of our arrangement with respect to the bonus described herein and supersedes any prior oral commitments or representations.  This agreement cannot be modified except by a written instrument approved and signed by both you and the Company’s Chief Executive Officer or the Company’s Chief Financial Officer.

Sincerely,

/s/ John P. Longenecker

John P. Longenecker, Ph.D.

President and Chief Executive Officer

Accepted:

/s/ Tamara A. Seymour	Date:	June 26, 2008
Tamara Seymour